UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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J. ALEXANDER’S HOLDINGS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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FIRST SUPPLEMENT TO PROXY STATEMENT

The purpose of this first supplement to the Proxy Statement is to provide supplemental disclosure as of January 22, 2018, as described below. The following information supersedes and supplements information in the Definitive Proxy Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 21, 2017 (the “Proxy Statement”), relevant to the applicable topic. Page numbers refer to the principal discussion of such topic in the Proxy Statement. Capitalized terms used herein but not defined shall have the same meanings ascribed to such terms in the Proxy Statement.

Pro Forma Financial Information and EPS Calculations

The following information supplements the sections titled “Summary Unaudited Pro Forma Condensed Consolidated Financial Information of the Company” and “Unaudited Pro Forma Condensed Consolidated Financial Statements” on page 29 and page 106, respectively, of the Proxy Statement.

Historical Pro Forma Financial Information is presented, as required pursuant to GAAP and the Commission’s requirements for proxy statements, for the most recent fiscal year for which information is available, and the most recent interim period for which information is available. Pro forma adjustments include only those permitted by Commission rules for pro forma financial statements, such as the tax impact of the transaction and the anticipated capital and debt structure subsequent to completion of the transaction. Pro forma adjustments do not reflect other items such as anticipated synergies and various nonrecurring charges associated with the transaction. The pro forma financial statements included on pages 29 and 106 of the Proxy Statement use an effective tax rate of 28% (see Note 6 on page 112 of the Proxy Statement), adjusted for the anticipated structure of the combined company after the completion of the transaction. At that time, income from continuing operations before income taxes will be allocated between the Class A Units (47.5%) and the non-controlling interests related to the Class B Units (52.5%) of JAX Op. Only the portion allocated to the Class A Units will be subject to a provision for federal, state and local taxes within the Company’s financial statements subsequent to the completion of the transaction, and this presentation, using an estimated effective tax rate of 28%, was reflected in the pro forma financial statements on pages 29 and 106 of the Proxy Statement.

Certain projected financial information is included in the Proxy Statement in the section titled “The Transactions – Certain Financial Projections” starting on page 60 because it was considered by Stephens and by the Board in analysis and deliberations concerning the Transactions. These projections were prepared for internal use and not specifically for presentation in the Proxy Statement, and therefore are not subject to specific presentation requirements.

This projected financial information, which was prepared in July 2017, used an effective corporate tax rate of 22% (based upon the Company’s historical experience) applied to combined income before income taxes, which yielded EPS that were lower and thus more conservative than would have been produced if tax rates for these periods were adjusted for the structure of the Company after the closing. Other assumptions used in the projected financial information include assumed revenue growth for both the Company and 99 Restaurants, reflecting anticipated increases in same store sales of 2% annually at 99 Restaurants and 3% annually at the Company’s restaurants, with the remainder attributed to new unit development.

The Transactions

The section titled “The Transactions – The Company’s Board of Directors’ Reasons for Approving the Transactions” beginning on page 51 of the Proxy Statement is supplemented as follows:

The following supplements the disclosure on page 55 of the Proxy Statement after the first full paragraph:

In June 2017, Stephens’ concern about the Merger Consideration was based on its preliminary analysis of the Transactions assuming the issuance of $199 million in the Company equity as consideration to Sellers (the higher amount of equity consideration under discussion between the Sellers and the Company at that time) using certain of the analytical methods Stephens presented to the Board and that are summarized on pages 67 through 74 of the Proxy Statement, principally considering relative valuations of the Company and 99 Restaurants.

The following supplements the disclosure at the end of page 73 of the Proxy Statement:

Stephens disclosed in Forms 13F publicly filed with the Commission for the quarters ended June 30 and September 30, 2017, that Stephens held approximately 18,000 shares of FNF common stock in client advisory accounts as an investment advisor. At such time, Stephens also held other shares in customer brokerage and other accounts that were not required to be reported on Form 13F.

Transition Services Agreement

The section titled “Ancillary Agreements – Transition Services Agreement” beginning on page 105 of the Proxy Statement is supplemented by adding the following at the end of the section:

99 Restaurants’ back office functions have been managed and administered by Sellers and their affiliates since 2012. The Company and Sellers have negotiated for Sellers and their affiliates to continue to provide services, including information technology services, bookkeeping, financial and cash management services on a transitional basis. The fee amounts allocated to these services were effectively based on amounts historically allocated to 99 Restaurants for such services by Sellers. The Company will be permitted to cancel any and all services at any time without penalty. It should be noted that when the Company was owned by FNF, its business was not managed with 99 Restaurants’ business, and synergies that may result from the combination will not arise from “reuniting” the Company with 99 Restaurants, but from efficiencies anticipated to be created by the Company after the completion of a transition period.

Ancillary Agreements; Employee Leasing Agreement

The section titled “Ancillary Agreements” beginning on page 100 of the Proxy Statement is supplemented by adding the following disclosure at the end of the section:

Employee Leasing Agreement

In connection with the Transition Services Agreement generally, and in order to facilitate the efficient transition of employees currently employed by ABRH and dedicated to the 99 Restaurants business, Sellers or their affiliates will enter into an Employee Leasing Agreement, whereby the employees engaged in the 99 Restaurants business will remain employed by ABRH for a limited transitional period after the Closing and will continue to provide services to the 99 Restaurants business until such time as they may be transitioned to employment by and enrollment onto employee benefit plans controlled by 99 Restaurants, the Company, JAX Op or their affiliates. 99 Restaurants will reimburse Sellers and their affiliates at cost for the salaries, wages and benefits of the employees during this transitional period, which is expected to be three to six months.

Debt Assumption

Sellers have informed the Company that Cannae (either alone or with others) intends to acquire from ABRH’s lenders all of the outstanding term and revolving indebtedness of ABRH under ABRH’s existing credit agreement. The foregoing will occur prior to or concurrently with the closing of the Transactions. The remainder of the Transactions will occur as originally contemplated. To summarize, in connection with the Transactions, 99 Restaurants will enter into the Debt Assumption by assuming $60 million of the term loan portion of the debt under ABRH’s credit agreement as originally contemplated (such $60 million is referred to as the “Assumed Term Loan”), and Cannae will cause to be contributed via Cannae Holdings, LLC to 99 Restaurants $40 million in cash, which 99 Restaurants will use to reduce the balance of the Assumed Term Loan by $40 million. 99 Restaurants will remain obligated for $20 million of the Assumed Term Loan, which the Company will repay in full using amounts it will borrow pursuant to an amendment to the Company’s existing credit facility (as originally intended pursuant to the Merger Agreement). The $20 million of net debt assumed by 99 Restaurants (as well as the other transaction consideration consisting of Class B Units of JAX Op and Class B Common Stock of the Company) is unchanged, except that the repayment by the Company of such amount may result in cash being paid to FNH, Cannae Holdings, LLC and their respective owners (in their capacity as lenders to ABRH) rather than to unrelated third party lenders. The Company intends to enter into a waiver or amendment to the Merger Agreement to reflect this immaterial change to the Debt Assumption.

Other than as described above, the terms of the Transactions, as described in the Proxy Statement remain unchanged and in effect. The Company encourages this supplement to the Proxy Statement to be read in conjunction with such Proxy Statement. If you have any questions concerning the Transactions, the Special Meeting or this supplement to the Proxy Statement, please contact Georgeson LLC, the Company’s proxy solicitor, toll-free at (866) 432-2791.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any of this information at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The Commission also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including the Company, who file electronically with the Commission. The reports and other information filed by the Company with the Commission are also available at the Company’s website. The address of the site is: http://investor.jalexandersholdings.com. The web addresses of the Commission and the Company have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this proxy statement.

In addition, the Commission allows the Company to “incorporate by reference” certain information into this proxy statement, which means that the Company can disclose important information to its shareholders by referring its shareholders to other documents that the Company filed separately with the Commission. The Company shareholders should consider the incorporated information as if the Company reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the Commission and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the date of the Special Meeting (excluding any information “furnished” but not “filed”). These documents contain important information about the Company, its financial condition or other matters.

•	The Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 21, 2017.

•	Annual Report on Form 10-K for the fiscal year ended January 1, 2017, filed with the Commission on March 16, 2017.

•	Quarterly Reports on Form 10-Q for the quarters ended April 2, 2017, July 2, 2017 and October 1, 2017, filed with the Commission on May 11, 2017, August 11, 2017 and November 9, 2017, respectively.

•	The information in the Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 11, 2017, to the extent that information included therein is deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended.

•	Current Reports on Form 8-K, filed with the Commission on June 1, 2017, August 4, 2017, and August 7, 2017.